CUSIP No. 79377W108                     13G



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*



                                Saks Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    79377W108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 22, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                               Rafael Robles Miaja
                     Franck, Galicia, Duclaud y Robles, S.C.
                                  Torre Optima
                                   Tercer Piso
                         Avenida Paseo de las Palmas 405
                          Colonia: Lomas de Chapultepec
                           Mexico, D.F. 11000, MEXICO
                           Telephone: 011-525-540-9200
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person \
               Authorized to Receive Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carlos Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Marco Antonio Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Patrick Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Maria Soumaya Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Vanessa Paola Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Johanna Monique Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Inmobiliaria Carso, S.A. de C.V.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         CO, HC
                      *SEE INSTRUCTION BEFORE FILLING OUT!

   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Orient Star Holding LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)|_|

                                                                        (b)|_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
                              5    SOLE VOTING POWER

                                   - 0 -
         NUMBER OF
          SHARES              6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  10,020,000
           EACH
         REPORTING            7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                    - 0 -

                              8    SHARED DISPOSITIVE POWER

                                   10,020,000

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,020,000 (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE
         CERTAIN SHARES |_|*


  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         7.0% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         OO
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a)       Name of Issuer:

               Saks Incorporated

     (b)       Address of Issuer's Principal Executive Offices:

               750 Lakeshore Parkway
               Birmingham, AL  35211

Item 2.

     (a)       Name of Persons Filing:

               This Statement is filed, pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Mr. Carlos Slim Helu, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit, Ms. Johanna Monique Slim Domit (collectively, the "Slim Family") are beneficiaries of a Mexican trust which in turn owns 100% of the outstanding voting equity securities of Inmobiliaria Carso, S.A. de C.V ("Inmobiliaria").

               (2)

               Inmobiliaria is a corporation organized under the laws of Mexico. Inmobiliaria is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

               (3)

               Orient Star is a limited liability company organized under the laws of Delaware. Orient Star is a holding company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:
               (i) The principal business address for each member of
                   the Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec
               Mexico D.F. 11000
               MEXICO

               (ii) Inmobiliaria's principal business address is:
               Insurgentes Sur #3500, PB-4
               Pena Pobre
               MEXICO D.F.  14060

               (iii) Orient Star's principal business address is:
               1000 Louisiana Street
               Suite 565
               Houston, TX  77002

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a Mexican corporation and Orient Star is a Delaware limited liability company.

     (d)       Title of Class of Securities:

               Common Stock, par value $0.10 per share

     (e)       CUSIP Number:

               79377W108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
       (c), check whether the person filing is a(n):


     (a)  |_| Broker or Dealer registered under Section 15 of the Act (15 U.S.C.
              78o)



     (b)  |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)



     (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)



     (d) |_| Investment Company registered under Section 8 of the Investment Company Act (15 (U.S.C. 80a-8)



     (e) |_| Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940

               (15 U.S.C. 80b-3) or under the laws of any state.


     (f) |_| Employee Benefit Plan or Endowment Fund in accordance with ss.240.13d-1(b)(1)(ii)(F)



     (g) |_| Parent Holding Company or Control Person in accordance with ss.240.13d-1(b)(ii)(G)


     (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)



     (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  |_| Group in accordance with ss.240.13d-1(b)(1)(ii)(J)


Item 4. Ownership

     (a) Amount Beneficially Owned:

         Orient Star directly owns, as of March 2, 2000, 10,020,000 shares of Common Stock, no par value. By virtue of the shares held by Orient Star, Inmobiliaria, the sole member of Orient Star, beneficially owns 10,020,000 shares of Common Stock. The Slim Family, through their ownership of the voting and economic interests in a trust, owns 100% of the outstanding voting equity securities of Inmobiliaria. Inmobiliaria owns 100% of the outstanding voting securities of Orient Star. Thus, all Shares owned by Inmobiliaria and Orient Star are deemed to be beneficially owned by each member of the Slim Family.

    (b)  Percent of Class:

         The shares of Common Stock held by the Slim Family, Inmobiliaria and Orient Star constitute approximately 7.0% of the outstanding Common Stock of the issuer (based on 143,816,034 shares outstanding).

     (c) Number of shares as to which such person has:

            (i)  Sole power to vote or to direct the vote:

                 -0-

           (ii)  Shared power to vote or to direct the vote:

                 10,020,000 shares of Common Stock, par value $0.10 per share

          (iii)  Sole power to dispose or to direct the disposition of:

                 -0-

           (iv)  Shared power to direct the disposition of:
                 10,020,000 shares of Common Stock, par value $0.10 per share

Item 5. Ownership of Five Percent or Less of a Class


        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

        Not applicable.


Item 8. Identification and Classification of Members of the Group

        Not applicable.

Item 9. Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement on Schedule 13G is true, complete and correct.

                                        __
                                          |
         Carlos Slim Helu                 |
         --------------------------       |
                                          |
         Carlos Slim Domit                |             By: /s/ Eduardo Valdes
         --------------------------       |                 ------------------
                                          |                 Eduardo Valdes
         Marco Antonio Slim Domit         |                 Attorney-in-Fact
         --------------------------       |                 March 2, 2000
                                          |
         Patrick Slim Domit               |
         --------------------------       |
                                          |
         Maria Soumaya Slim Domit         |
         --------------------------       |
                                          |
         Vanessa Paola Slim Domit         |
         --------------------------       |
                                          |
         Johanna Monique Slim Domit       |
         --------------------------       |
                                          |
         INMOBILIARIA CARSO, S.A. DE C.V. |
                                          |
         --------------------------       |
         By:  Alejandro Escoto            |
         Title:  Attorney-in-Fact        |
                                          |
         ORIENT STAR HOLDINGS LLC         |
                                          |
         --------------------------       |
         By:  James M. Nakfoor            |
         Title:  Manager                  |

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.




                                               /s/ Carlos Slim Helu
                                               --------------------
     March 2, 2000                             By:  Carlos Slim Helu

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               s/ Carlos Slim Domit
                                               --------------------
      March 2, 2000                            By: Carlos Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Marco Antonio Slim Domit
                                               ----------------------------
    March 2, 2000                              By:    Marco Antonio Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               /s/ Patrick Slim Domit
                                               ----------------------
       March 2, 2000                           By: Patrick Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Maria Soumaya Slim Domit
                                               ----------------------------
     March 2, 2000                             By: Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Vanessa Paola Slim Domit
                                               ----------------------------
    March 2, 2000                              By: Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Johanna Monique Slim Domit
                                               ------------------------------
    March 2, 2000                              By: Johanna Monique Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               INMOBILIARIA CARSO, S.A. de C.V.

                                               /s/ Alejandro Escoto
                                               --------------------
     March 2, 2000                             By:  Alejandro Escoto
                                               Title:  Attorney-in-Fact

                                POWER OF ATTORNEY


     I, a holder of Common Shares, no par value (the "Securities") of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               ORIENT STAR HOLDINGS LLC

                                               /s/ James M. Nakfoor
                                               --------------------
      March 2, 2000                            By:    James M. Nakfoor
                                               Title: Manager

                             JOINT FILING AGREEMENT

     THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 2nd day of March 2000, by and between Mr. Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inmobiliaria Carso, S.A. de C.V. and Orient Star Holdings LLC.

     The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Saks Incorporated that are required to be reported on any such Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


         Carlos Slim Helu

         ----------------------------

         Carlos Slim Domit                              By: /s/ Eduardo Valdes
                                                            ------------------
         ----------------------------                       Eduardo Valdes
                                                            Attorney-in-Fact
                                                            March 2, 2000
         Marco Antonio Slim Domit

         ----------------------------

         Patrick Slim Domit

         ----------------------------

         Maria Soumaya Slim Domit

         ----------------------------

         Vanessa Paola Slim Domit

         ----------------------------

         Johanna Monique Slim Domit

         ----------------------------


         INMOBILIARIA CARSO, S.A. DE C.V.


         By:  Alejandro Escoto
         Title:  Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC


         By:  James M. Nakfoor
         Title:  Manager